POWER OF ATTORNEY



I,Glenn Jensen,hereby appoint Theron J. Cole and/or
Deanna L. Spooner as my attorneys in fact with regard to the executing and filing of SEC documents related to my position as a Director or Officer of Cyanotech
Corporation and authorize either or both of them to sign and file on my behalf all documents necessary to file and perfect the filing of Form 5's and other SEC documents related to Cyanotech Corporation for me with the Securities and Exchange Commission.


/s/ Glenn Jensen      Date 6/12 /09




Subscribed and sworn to me this 12th day of June, 2009

Signed Jeane Vinson
Notary Public #98-583
My commission expires 11-09-2010



SEAL: